EXHIBIT 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

The following securities of our Company are registered under section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Company’s common shares are listed on the Nasdaq Capital Market, under the symbol “SOLO”; and

•	our Company’s common share purchase warrants (each, a “Warrant”) are listed on the Nasdaq Capital Market, under the symbol “SOLOW”.

Jurisdiction of Incorporation

Our Company was incorporated under the Business Corporations Act (British Columbia) (the “BCA”) on February 16, 2015.

Authorized and Issued Share Capital

Our Notice of Articles provide that our authorized capital consists of an unlimited number of common shares, without par value, and an unlimited number of preferred shares, without par value, which have special rights or restrictions.

As of December 31, 2019, we had 37,049,374 common shares and no preferred shares issued and outstanding.

As of March 25, 2019, we had 37,049,374 common shares and no preferred shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to Our Shares

The BCA provides the following rights, privileges, restrictions and conditions attaching to our common shares:

(a)	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our Company, to share equally in the remaining property of our Company on liquidation, dissolution or winding-up of our Company; and

(c)	subject to the rights of the preferred shares, the common shares are entitled to receive dividends if, as, and when declared by our Board of Directors.

Our preferred shares may include one or more series and, subject to the BCA, the directors may, by resolution, if none of the shares of that particular series are issued, alter the Articles of the Company and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(a)	determine the maximum number of shares of that series that the Company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b)	create an identifying name for the shares of that series, or alter any such identifying name; and

(c)	attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The provisions in our Articles attaching to our common shares and our preferred shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding common shares and two-thirds of the preferred shares, as applicable.

With the exception of special resolutions (i.e., resolutions in respect of fundamental changes to our Company, including: the sale of all or substantially all of our assets, a merger or other arrangement or an alteration to our authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding common shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The BCA provides that: (i) a general meetings of shareholders must be held in British Columbia, or may be held at a location outside British Columbia since our Articles do not restrict our Company from approving a location outside of British Columbia for the holding of the general meeting and the location for the meeting is approved by ordinary resolution, or the location for the meeting is approving in writing by the British Columbia Registrar of Companies before the meeting is held; (ii) directors must call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than two months or by less than 21 days the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the British Columbia Supreme Court may order a meeting to be called, held and conducted in a manner that the Court directs.

Pursuant to Article 8.20 of our Articles, a shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so in person, or by telephone or other communications medium, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; provided, however, that nothing in Article 8.20 of our Articles shall obligate the Company to take any action or provide any facility to permit or facilitate the use of any communications medium at a meeting of shareholders. If one or more shareholders or proxy holders participate in a meeting of shareholders in a matter contemplated by Article 8.20 of our Articles:

(a)	each such shareholder or proxy holder shall be deemed to be present at the meeting; and

(b)	the meeting shall be deemed to be help at the location specified in the notice of the meeting.

Pursuant to our Articles, the quorum for the transaction of business at a meeting of our shareholders is one or more persons, present in person or by proxy.

Limitations on Rights of Non-Canadians

Our Company is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however, no such remittances are likely in the foreseeable future. For additional information, see “Item 10. Additional Information - E. Taxation - Canadian Federal Income Tax Considerations for United States Residents” in our Annual Report on Form 20-F.

There is no limitation imposed by Canadian law or by our Articles or other constituent documents of our Company on the right of a non-resident to hold or vote common shares of our Company. However, the Investment Canada Act (Canada) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation. For additional information, see “Item 10. Additional Information - B. Memorandum and Articles of Association – Limitations on Rights of Non-Canadians” in our Annual Report on Form 20-F.

Warrants

As of December 31, 2019, we had 20,603,396 Warrants issued and outstanding.

As of March 25, 2020, we had 20,603,396 Warrants issued and outstanding.

Each Warrant entitles the holder to purchase one common share in the capital of the Company (each, a “Warrant Share”) at an exercise price of US$4.25 per Warrant Share (the “Exercise Price”). The Warrants were immediately exercisable upon issuance, and will expire at 5:00 pm (New York time) on August 13, 2023 (the “Expiration Date”). The Warrants have been issued pursuant to a warrant agent agreement dated as of August 9, 2018 (the “Warrant Agreement”) between our Company and VStock Transfer, LLC, as warrant agent (in such capacity, the “Warrant Agent”). Unless terminated earlier by the parties, the Warrant Agreement shall terminate 90 days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). Any Warrants that remain unexercised on the Termination Date shall be automatically exercised by way of a cashless exercise on that date, as described below.

Our Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement, No. 333-222814, on Form F-1 (as amended from time to time, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities, including the Warrants and the underlying Warrant Shares. The Registration Statement was declared effective by the SEC on August 3, 2018.

The Warrants are in registered form and are evidenced by a global Warrant certificate (“Global Certificate”) in the form attached as Annex A to the Warrant Agreement. The Global Certificate has been deposited on behalf of our Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. In the event that the Warrants cease to be eligible for registration in the name of Cede & Co., as DTC’s nominee, or in circumstances where it is no longer necessary to have the Warrants so registered, our Company may instruct the Warrant Agent to cause DTC to deliver the Global Certificate to the Warrant Agent for cancellation, and the Company will instruct the Warrant Agent to deliver to each holder of Warrants (each, a “Holder”) separate certificates evidencing Warrants, in the form attached as Annex C to the Warrant Agreement.

Our Company has agreed to cause the Warrant Shares purchased upon exercise of Warrants to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by:

(a)	crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if our Company is then a participant in such system, and either (i) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder, or (ii) the Warrant is being exercised by way of cashless exercise; and

(b)	otherwise by physical delivery of a certificate registered in our Company’s share register in the name of the Holder or its designee.

Such transmittal of Warrant Shares by the Transfer Agent to the Holder is to occur after the delivery to our Company of the Holder’s notice of exercise of Warrants (the “Notice of Exercise”) on that date (the “Warrant Share Delivery Date”) that is the earlier of:

(a)	two trading days thereafter; and

(b)	the number of trading days comprising the Standard Settlement Period.

Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which the Warrants have been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the Warrant Share Delivery Date.

Under the Warrant Agreement, our Company cannot effect any exercise of a Warrant, and a Holder will not have any right to exercise any portion of a Warrant, if after giving effect to the issuance of Warrant Shares after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates would beneficially own in excess of the Beneficial Ownership Limitation. Except otherwise expressly provided for in the Warrant Agreement, beneficial ownership is to be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of common shares outstanding immediately after giving effect to the issuance of the common shares issuable upon exercise of the Warrant. The Holder, upon notice to our Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon exercise of the Warrant held by the Holder. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, at its election, upon exercise, either pay a cash adjustment in respect of such fraction (in an amount equal to such fraction multiplied by the exercise price) or round the number of shares to be received by the holder up to the next whole number.

If our Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, our Company must pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the common shares on the date of the applicable Notice of Exercise), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each trading day after such Warrant Share Delivery Date, until such Warrant Shares are delivered or Holder rescinds such exercise. We have agreed to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable.

Under the Warrant Agreement:

•	“Standard Settlement Period” is defined to mean the standard settlement period, expressed in a number of trading days, on our Company’s primary Trading Market with respect to our common shares as in effect on the date of delivery of the Notice of Exercise;

•	“Trading Market” is defined to mean any of the following markets or exchanges on which our common share are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange; and

•	“VWAP” is defined to mean, for any date, the price determined by the first of the following clauses that applies: (a) if our common shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the common shares for such date (or the nearest preceding date) on the Trading Market on which the common share are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the common share for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the common shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per common share so reported, or (d) in all other cases, the fair market value of a common share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to our Company, the fees and expenses of which shall be paid by our Company.

Under the Warrant Agreement, we must use reasonable best efforts to maintain the effectiveness of the Registration Statement and the current status of the prospectus included therein, or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares, at any time that the Warrants are exercisable. We must provide to the Warrant Agent and each Holder prompt written notice of any time that we are unable to deliver the Warrant Shares via DTC transfer or otherwise without restrictive legend because:

(a)	the SEC has issued a stop order with respect to the Registration Statement,

(b)	the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently,

(c)	our Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently,

(d)	the prospectus contained in the Registration Statement is not available for the issuance of the Warrant Shares to the Holder, or

(e)	otherwise;

(each a “Restrictive Legend Event”).

If the Warrants cannot be exercised as a result of a Restrictive Legend Event, or if a Restrictive Legend Event occurs after a Holder has exercised Warrants but prior to the delivery of the Warrant Shares, we must, at the election of the Holder, either (i) rescind the previously submitted notice of Warrant exercise, in which case we must return all consideration paid for such Warrant Shares, or (ii) treat the attempted exercise as a cashless exercise, as described below, and refund the cash portion of the exercise price to the Holder. The Holder must make this election within five days of receipt of our notice of the Restrictive Legend Event.

If, following a Restrictive Legend Event, the Holder elects to proceed by way of a cashless exercise of the Warrants, the Holder will be entitled to receive the number of Warrant Shares equal to the quotient obtained by dividing (A-B) (X) by (A), where:

(A) = the last VWAP immediately preceding the date of exercise giving rise to the applicable “cashless exercise”, as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of the Warrant; and

(X) = the number of Warrant Shares that would be issuable upon exercise of the Warrant in accordance with the terms of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

The Warrant Agreement also provides that any Warrants that remain unexercised on the Termination Date shall be automatically exercised by way of a cashless exercise on that date.

If the Warrant Shares are issued in such a cashless exercise, then, in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and we will not take any position contrary thereto.

The Warrants are also subject to customary adjustment provisions, such as for stock dividends, subdivisions and the like, and certain fundamental transactions such as those in which we directly or indirectly, in one or more related transactions effect any merger or consolidation of our Company with or into another entity, or we effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions.